Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

RICHMOND, Va., February 25, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2019.

“During the quarter, we made continued progress implementing our transformational plan designed to reinvigorate our brand and position us to deliver exceptional value in the hard-surface flooring marketplace,” said Interim President and Chief Customer Experience Officer Charles Tyson.  “Comparable store sales grew slightly in the quarter, and profitability improved significantly, in large part due to the tariff exclusions announced by the U.S. Trade Representative in November.”

“Reflecting on the full year, 2019 was especially dynamic with an ever-changing tariff environment,” Tyson continued.  “Our tariff mitigation efforts in 2019, coupled with the exclusions announced in November, allowed us to substantially improve gross margins while remaining focused on delivering value to customers.  As we enter 2020, we remain focused on three key areas – delivering enhanced profitability, driving traffic to our stores and online, and improving the customer experience.”

Fourth Quarter Results

Net sales for the fourth quarter of 2019 increased $4.9 million, or 1.8%, to $274 million as compared to the fourth quarter of 2018.  Comparable store sales increased 0.4% as compared to the fourth quarter of 2018 driven by sales growth in the vinyl plank category offset, in part, by weakness in bamboo and laminate. The Company opened two new stores and closed two stores in the fourth quarter of 2019.

Gross profit increased 17% in the fourth quarter of 2019 to $112 million as compared to $96 million in the comparable period in 2018. Gross margin expanded to 40.9% in the fourth quarter of 2019 from 35.7% in the fourth quarter of 2018 primarily due to  the retroactive exclusion of tariffs on certain flooring products imported from China discussed under “Tariff Recovery” below.  The fourth quarter of 2019 was unfavorably impacted by countervailing duty rate changes and the fourth quarter of 2018 was favorably impacted by classification adjustments related to the Harmonized Tariff Schedule (“HTS”). Excluding these items as shown on the table that follows, Adjusted Gross Profit (a non-GAAP measure) increased by $18 million and Adjusted Gross Margin (a non-GAAP measure) improved to 41% this quarter from 35.1% in the fourth quarter of 2018. As noted, the margin increase was primarily driven by the retroactive tariff exclusions.  The period was also favorably impacted by a larger mix of higher-margin manufactured products, reduced discounting in the stores, merchandising cost-out efforts,  and selective retail price increases earlier in 2019.  See “Non-GAAP and Other Information” below for a discussion of our use of non-GAAP items and a reconciliation of non-GAAP results.

Selling, general and administrative (“SG&A”) expenses decreased 39% in the fourth quarter of 2019 to $93 million from $151 million in the comparable period in 2018.  SG&A in both quarters included incremental legal as well as other costs and credits related to lawsuits, investigations and certain other legal matters, with the most substantial being $61 million in accruals related to legal settlements recorded in the fourth quarter of 2018. Adjusted SG&A (a non-GAAP measure) increased $5.4 million to 33.9% as a percentage of sales, 130 basis points higher compared to the fourth quarter of 2018, primarily due to higher advertising,  additional costs related to six net new stores compared to the fourth quarter a year ago, higher year-over-year incentive compensation and equity accruals, and costs related to the corporate headquarters relocation that occurred in fourth quarter of 2019.

Operating income was $19 million for the fourth quarter of 2019 compared to an operating loss of $55 million for the fourth quarter of 2018. Adjusted Operating Income (a non-GAAP measure) was $19 million for the fourth quarter of 2019 compared to  $6.7 million for the fourth quarter of 2018.  The most significant driver of the increase was the impact on Adjusted Gross Margin from the retroactive exclusion of tariff on certain flooring products as well as additional efforts to enhance gross profit, partially offset by an increase in Adjusted SG&A.

Income tax expense was $2.4 million for the fourth quarter of 2019 compared to income tax expense of $0.4 million for the fourth quarter of 2018.  The increase was driven by higher taxable income leading to the complete depletion of the Company’s Federal net operating losses.

Net income for the fourth quarter of 2019 was $16 million, or $0.57 per diluted share, compared to  a net loss of $57 million, or $1.99 per diluted share, for the fourth quarter of 2018.  Adjusted Earnings and Adjusted EPS (non-GAAP measures) for the fourth quarter of 2019 were $16 million and $0.56 per diluted share, compared to $4.7 million and $0.17 per diluted share, for the fourth quarter of 2018.

As of December 31, 2019, the Company had $57 million outstanding under its revolving credit facility and $25 million outstanding under its FILO Term Loan, which, collectively, is a $7.5 million decrease from the end of the third quarter 2019.  As of December 31, 2019, the Company had $111 million in liquidity, comprised of $9 million of cash and cash equivalents and $102 million of availability under the Credit Agreement.

Full-year Results

Net sales increased $8 million, or 0.7%, to $1,093 million in 2019 from $1,085 million in 2018, which includes a $19 million increase in non-comparable store net sales partially offset by a decrease of $11 million, or 1.0%, in comparable store net sales.  Net services  sales (install and freight) increased 6.1% over the prior year while net merchandise sales remained flat. The Company opened 11 new stores in 2019, closed 5, and as of December 31, 2019, operated 419 stores in the United States and Canada.

Gross margin in 2019 increased to 36.9% from 36.2% in 2018, and when excluding items in the table that follows, Adjusted Gross Margin (a non-GAAP measure) increased to 37% in 2019 from 35.6% in 2018.  This 140 basis point improvement was due to a larger mix of higher-margin manufactured products, reduced discounting in the stores, merchandising cost-out efforts,  and selective retail price increases. The improvement in Adjusted Gross Margin was achieved despite higher tariff-related costs and an increased mix of lower-margin installation sales.

SG&A expenses decreased as a percentage of net sales to 35.4% in 2019, compared to 40.9% in 2018.  When excluding items in the table that follows, Adjusted SG&A as a percentage of net sales (a non-GAAP measure) was 34.7% in 2019, an increase of 100 basis points from 33.7% in 2018.  The increase in Adjusted SG&A was driven by a combination of higher payroll and occupancy costs, which are primarily related to the 11 new stores opened this year, increases in IT expense,  costs related to the headquarters move, and higher advertising.

Operating income was $17 million in 2019, compared to an operating loss of $51 million in 2018,  heavily influenced by certain legal settlements. When excluding items in the table that follows, Adjusted Operating Income (a non-GAAP measure) was $25 million, with Adjusted Operating Margin of 2.3%, in 2019, compared to $20 million, or 1.9%, in 2018.  The primary driver of the increase was the growth in gross margin due to tariff mitigation efforts.

Income tax expense was $3.3 million in 2019 compared to income tax expense of $1 million in 2018.

Net income was $9.7 million, or $ 0.34  per diluted share, in 2019 compared to a net loss of $54 million, or $1.90 per diluted share, in 2018.   2019 benefited from actions taken to improve gross margin while 2018 was adversely affected by legal settlements and other legal costs.

Tariff Recovery

On November 7, 2019 the United States Trade Representative ruled on a request made by certain interested parties, including the Company, and retroactively excluded certain flooring products imported from China from the Section 301 tariffs implemented at 10% beginning in September 2018 and escalating to 25% in June 2019.  The granted exclusion applies retroactively from the date the tariffs were originally implemented on September 24, 2018 through August 7, 2020.  The Company recognized approximately $11 million of operating income in the fourth quarter of 2019 related to recoveries associated with relevant products already sold through November 2019, net of certain other associated costs.  The Company also reduced the carrying cost of inventory by approximately $12 million related to relevant products held for sale and recorded a receivable of $25 million from U.S. Customs related to anticipated recoveries and expects to receive payments  throughout the first half of 2020.

Commentary Regarding the Coronavirus

The Company obtains nearly half of its merchandise from Asia and most of that is sourced from China.  As such, the Company is closely monitoring the Coronavirus situation including the actions taken by authorities to combat the spread of the virus, which includes extended quarantines and restrictions on travel of both people and goods.  The near-term risk is the potential disruption to the Company’s supply chain.  The Company is currently unable to predict the full impact of these potential disruptions, how and in what manner competitors will be affected, or the reaction of customers.  Merchandise on hand and already in route should allow the Company to avoid a material impact in the first quarter of 2020.  However, depending on the length and severity of the situation, the Company could see a material impact beginning as early as the second quarter, and such impact could continue for weeks or months. The Company is monitoring on a daily basis and evaluating what actions to take to respond to potential disruptions.

2020 Outlook

The Company introduced 2020 full-year expectations which exclude any potential supply chain disruption and associated financial impact related to Coronavirus as the Company is currently unable to estimate the magnitude of such impact.  In addition, Company expectations assume the continuation of Section 301 tariffs at 25% on currently tariffed Chinese imports while also assuming tariff exclusions granted in 2019 on vinyl and engineered “click” product remain in effect for all of 2020 despite a currently proposed August 2020 expiration.  The Company’s 2020 Outlook is as follows:

Full Year 2020
Total revenue growth percentage	Low to mid single digit growth
Comparable store sales	Low single digit growth
Adjusted Operating Margin (a non-GAAP measure)	2.7% to 3.5%
New store openings	Approximately 15
Capital spending	$19 to $21 million

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on February 25, 2020, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407‑9039 or (201) 689‑8470. A replay will be available approximately two hours after the call ends through March 3, 2020 and may be accessed by dialing (844) 512‑2921 or (412) 317‑6671 and entering pin number 13698629. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

Lumber Liquidators is one of North America’s leading specialty retailers of hard-surface flooring with 419 stores as of December 31, 2019.  The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring.  Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors.  Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators’ products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.
•	Corporate giving: LayItForward.LumberLiquidators.com.
•	Follow on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs and exemptions;
•	the outcomes of legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obtaining products from abroad, including the effects of pandemic, including Coronavirus, and tariffs, as well as the effects of antidumping and countervailing duties;
•	obligations under various settlement agreements and other compliance matters;
•	disruption due to cybersecurity threats, including any impacts from a network security incident;
•	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;
•	inability to execute on our key initiatives or such key initiatives do not yield desired results;
•	managing growth;
•	transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products, including due to disruptions from the impacts of severe weather;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store, warehouse, or other corporate leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage, including cybersecurity insurance;
•	access to and costs of capital;
•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising and overall marketing strategy;

•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.  Information regarding these and other additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10‑K for the year ended December 31, 2019.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit, (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income;  (vi) Adjusted Operating Margin; (vii) Adjusted Earnings;  and (viii) Adjusted Earnings per Diluted Share.  These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.  These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 804‑420‑9801

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2019	2018
Assets
Current Assets:
Cash and Cash Equivalents	$8,993	$11,565
Merchandise Inventories	286,369	318,272
Prepaid Expenses	8,288	6,299
Deposit for Legal Settlement	21,500	21,500
Tariff Recovery Receivable	27,025	—
Other Current Assets	6,938	8,667
Total Current Assets	359,113	366,303
Property and Equipment, net	98,733	93,689
Operating Lease Right-of-Use Assets	121,796	—
Goodwill	9,693	9,693
Other Assets	6,674	5,832
Total Assets	$596,009	$475,517

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$59,827	$73,412
Customer Deposits and Store Credits	41,571	40,332
Accrued Compensation	11,742	9,265
Sales and Income Tax Liabilities	7,225	4,200
Accrual for Legal Matters and Settlements - Current	67,471	97,625
Operating Lease Liabilities - Current	31,333	—
Other Current Liabilities	18,937	17,290
Total Current Liabilities	238,106	242,124
Other Long-Term Liabilities	13,757	20,203
Operating Lease Liabilities - Long-Term	100,470	—
Deferred Tax Liability	426	792
Credit Agreement	82,000	65,000
Total Liabilities	434,759	328,119

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 29,958 and 31,578 shares issued and 28,714 and 28,627 shares outstanding, respectively)	30	32
Treasury Stock, at cost (1,245 and 2,951 shares, respectively)	(142,314)	(141,828)
Additional Capital	218,616	213,744
Retained Earnings	86,498	76,835
Accumulated Other Comprehensive Loss	(1,580)	(1,385)
Total Stockholders’ Equity	161,250	147,398
Total Liabilities and Stockholders’ Equity	$596,009	$475,517

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2019	2018	2019	2018

Net Sales
Net Merchandise Sales	$238,242	$234,127	$956,041	$955,949
Net Services Sales	35,612	34,794	136,561	128,687
Total Net Sales	273,854	268,921	1,092,602	1,084,636
Cost of Sales
Cost of Merchandise Sold	135,287	146,903	586,918	596,411
Cost of Services Sold	26,653	26,043	101,998	95,285
Total Cost of Sales	161,940	172,946	688,916	691,696
Gross Profit	111,914	95,975	403,686	392,940
Selling, General and Administrative Expenses	92,578	150,885	386,970	443,513
Operating Income (Loss)	19,336	(54,909)	16,716	(50,573)
Other Expense	499	1,612	3,764	2,827
Income (Loss) Before Income Taxes	18,837	(56,521)	12,952	(53,400)
Income Tax Expense	2,439	354	3,289	979
Net Income (Loss)	$16,398	$(56,875)	$9,663	$(54,379)
Net Income (Loss) per Common Share—Basic	$0.57	$(1.99)	$0.34	$(1.90)
Net Income (Loss) per Common Share—Diluted	$0.57	$(1.99)	$0.34	$(1.90)
Weighted Average Common Shares Outstanding:
Basic	28,712	28,624	28,689	28,571
Diluted	28,833	28,624	28,793	28,571

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018	2017

Cash Flows from Operating Activities:
Net Income (Loss)	$9,663	$(54,379)	$(37,823)
Adjustments to Reconcile Net Income (Loss):
Depreciation and Amortization	17,465	18,425	17,739
Deferred Income Taxes Provision (Benefit)	(366)	240	(3,246)
Stock-Based Compensation Expense	4,848	4,091	4,735
Provision for Inventory Obsolescence Reserves	1,888	3,108	6,349
(Gain) Loss on Disposal of Fixed Assets	(221)	1,818	1,498
Changes in Operating Assets and Liabilities:
Merchandise Inventories	28,941	(59,179)	32,614
Accounts Payable	(13,640)	4,852	(52,475)
Customer Deposits and Store Credits	1,353	1,685	6,001
Prepaid Expenses and Other Current Assets	(27,113)	2,902	28,962
Accrual for Legal Matters and Settlements	4,575	63,951	36,960
Deposit for Legal Settlement	—	(21,500)	—
Payments for Legal Matters and Settlements	(34,729)	(2,904)	(2,522)
Other Assets and Liabilities	7,665	(6,096)	600
Net Cash Provided by (Used in) Operating Activities	329	(42,986)	39,392

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(19,906)	(14,332)	(7,411)
Other Investing Activities	422	871	3,073
Net Cash Used in Investing Activities	(19,484)	(13,461)	(4,338)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	104,500	74,000	40,000
Payments on Credit Agreement	(87,500)	(24,000)	(65,000)
Proceeds from the Exercise of Stock Options	—	770	1,347
Payments on Financed Insurance Obligations	—	(612)	(734)
Payments on Capital Lease Obligations	(1,119)	(953)	(1,806)
Net Cash Provided by (Used in) Financing Activities	15,881	49,205	(26,193)
Effect of Exchange Rates on Cash and Cash Equivalents	702	(1,131)	806
Net (Decrease) Increase in Cash and Cash Equivalents	(2,572)	(8,373)	9,667
Cash and Cash Equivalents, Beginning of Period	11,565	19,938	10,271
Cash and Cash Equivalents, End of Period	$8,993	$11,565	$19,938

Supplemental disclosure of non-cash operating and financing activities:
Tenant Improvement Allowance for Leases	$(2,962)	$—	$—
Financed Insurance Premiums	—	—	1,346

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)				Year Ended December 31,
	2019		2018		2019		2018
	$	% Sales	$	% Sales	$	% Sales	$	% Sales
	(dollars in thousands)
Gross Profit, as reported (GAAP)	$111,914	40.9%	$95,976	35.7%	$403,686	36.9%	$392,940	36.2%

Antidumping Adjustments [1]	364	0.1%	—	—%	1,143	0.1%	(4,948)	(0.5)%
HTS Classification Adjustments [2]	—	—%	(1,711)	(0.6)%	(779)	—%	(1,711)	(0.1)%
Sub-Total Items above	364	0.1%	(1,711)	(0.6)%	364	0.1%	(6,659)	(0.6)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$112,278	41.0%	$94,265	35.1%	$404,050	37.0%	$386,281	35.6%

[1]	Represents countervailing and antidumping expense (income) associated with applicable shipments of engineered hardwood from China related to prior periods.
[2]	Represents classification adjustments related to the Harmonized Tariff Schedule (“HTS”) duty categorization in prior periods.

Items impacting SG&A with comparisons to the prior-year period includes:

	Three Months Ended December 31, (unaudited)				Year Ended December 31,
	2019		2018		2019		2018
	$	% Sales	$	% Sales	$	% Sales	$	% Sales
	(dollars in thousands)
SG&A, as reported (GAAP)	$92,578	33.8%	$150,885	56.1%	$386,970	35.4%	$443,513	40.9%

Accrual for Legal Matters and Settlements [3]	(1,100)	(0.4)%	61,000	22.7%	3,475	0.3%	63,951	5.9%
Legal and Professional Fees [4]	766	0.3%	2,325	0.8%	4,169	0.4%	11,707	1.1%
All Other [5]	—	—%	—	—%	—	—%	1,769	0.2%
Sub-Total Items above	(334)	(0.1)%	63,325	23.5%	7,644	0.7%	77,427	7.2%

Adjusted SG&A (a non-GAAP measure)	$92,912	33.9%	$87,560	32.6%	$379,326	34.7%	$366,086	33.7%

[3]

This amount represents a $1.1 million insurance recovery in the fourth quarter of 2019 of legal fees related to certain significant legal action.  A $4.75 million expense was recorded in the second quarter of 2019 for the Kramer employment case and $0.3 million for certain Related Laminate Matters.  Accrual for Legal Matters and Settlements in 2018 represents the charge to earnings related to the Bamboo Flooring Litigation, the governmental investigations, and Related Laminate Matters in 2018.

[4]	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
[5]	All Other in 2018 represents an impairment of certain assets related to the Company’s decision to exit the finishing business.

Items impacting operating income (loss)  and operating margin with comparisons to the prior-year period includes:

	Three Months Ended December 31, (unaudited)				Year Ended December 31,
	(dollars in thousands)				(dollars in thousands)
	2019	% Sales	2018	% Sales	2019	% Sales	2018	% Sales
Operating Income (Loss), as reported (GAAP)	$19,336	7.1%	$(54,909)	(20.4)%	$16,716	1.5%	$(50,573)	(4.7)%

Gross Margin Items:
Antidumping Adjustments [1]	364	0.1%	—	—%	1,143	0.1%	(4,948)	(0.5)%
HTS Classification Adjustments [2]	—	—%	(1,711)	(0.6)%	(779)	—%	(1,711)	(0.1)%
Gross Margin Subtotal	364	0.1%	(1,711)	(0.6)%	364	0.1%	(6,659)	(0.6)%

SG&A Items:
Accrual for Legal Matters and Settlements [3]	(1,100)	(0.4)%	61,000	22.7%	3,475	0.3%	63,951	5.9%
Legal and Professional Fees [4]	766	0.3%	2,325	0.8%	4,169	0.4%	11,707	1.1%
All Other [5]	—	—%	—	—%	—	—%	1,769	0.2%
SG&A Subtotal	(334)	(0.1)%	63,325	23.5%	7,644	0.7%	77,427	7.2%

Adjusted Operating Income/Margin (a non-GAAP measure)	$19,366	7.1%	$6,705	2.5%	$24,724	2.3%	$20,195	1.9%

1,2,3,4,5    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2019	2018	2019	2018
	(dollars in thousands, except per share amounts)		(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$16,398	$(56,876)	$9,663	$(54,379)
Net Income (Loss), per Diluted Share as reported (GAAP)	$0.57	$(1.99)	$0.34	$(1.90)

Gross Margin Items:
Antidumping Adjustments [1]	364	—	1,143	(4,948)
HTS Classification Adjustments [2]	—	(1,711)	(779)	(1,711)
Gross Margin Subtotal	364	(1,711)	364	(6,659)

SG&A Items:
Accrual for Legal Matters and Settlements [3]	(1,100)	61,000	3,475	63,951
Legal and Professional Fees (2019 is net of taxes) [4]	567	2,325	3,085	11,707
All Other [5]	—	—	—	1,769
SG&A Subtotal	(533)	63,325	6,560	77,427

Adjusted Earnings	$16,229	$4,738	$16,587	$16,389
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.56	$0.17	$0.58	$0.57

1,2,3  See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

4Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company. 2019 items have been tax effected at the Company’s federal statutory rate of 26%.  Due to the full valuation allowance of the deferred tax assets as of December 31, 2018, these adjustments did not have a tax impact during that year.

5All Other in 2018 represents an impairment of certain assets related to the Company’s decision to exit the finishing business.